Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
  Advanced Series Trust - Small Cap Value Portfolio (JPM sleeve)

1.  Name of Issuer:  Fortinet, Inc.

2.  Date of Purchase:  11/17/09

3.  Number of Securities Purchased:  9,900

4.  Dollar Amount of Purchase:  $123,750

5.  Price per Unit:  $12.50

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
Morgan Stanley & Co.

7.  Other Members of the Underwriting Syndicate:
J.P. Morgan, Deutsche Bank, Robert W. Baird, RBC Capital Markets,
ThinkEquity LLC, JMP Securities and Signal Hill Capital Group.